Exhibit 5.1

[LETTERHEAD OF FAEGRE BAKER DANIELS LLP]

June 30, 2016

The Spectranetics Corporation 9965 Federal Drive Colorado Springs, Colorado 80921

Re:	The Spectranetics Corporation
Ladies and Gentlemen:
We have acted as counsel to The Spectranetics Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) to register up to 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued under The Spectranetics Corporation 2016 Incentive Award Plan (the “Plan”).
We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the Plan and, where applicable, the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
Faegre Baker Daniels LLP
By: /s/ Douglas R. Wright